EXHIBIT 12

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
                              COMMSCOPE, INC.
             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT RATIOS)

                                              Year Ended December 31,
                                   -----------------------------------------------
                                     2000      1999      1998      1997      1996
                                   -----------------------------------------------
Income before income taxes         136,880   108,627    60,214    61,514    92,103
Add:  fixed charges                 10,390    10,230    15,448    13,685    10,091
Less:  capitalized interest           (176)      -         -          -        -
                                   -----------------------------------------------
      Total earnings as defined    147,094   118,857    75,662    75,199   102,194

Fixed charges:
   Interest expense                  9,354    10,043    15,298    13,615    10,091
   Capitalized interest                176        -         -          -        -
   Amortization of deferred
   financing fees                      860       187       150        70       -
                                   -----------------------------------------------
      Total fixed charges as
        defined                     10,390    10,230    15,448    13,685    10,091
                                   -----------------------------------------------

RATIO OF EARNINGS TO FIXED
  CHARGES                            14.16     11.62      4.90      5.49     10.13
                                   ===============================================

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